Exhibit 99.1
News Release
For Immediate Release
Company Contact:
Jerry D. Cash, Chairman and Chief Executive Officer
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304
Website: www.qrcp.net
Quest Resource Corporation Announces Acquisition
OKLAHOMA CITY — October 16, 2007 — Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee Basin, announced today that its Houston subsidiary, Quest Midstream Partners, L.P., has entered into an agreement to acquire a 100% interest in the KPC Pipeline System located in Oklahoma, Kansas and Missouri from Enbridge Energy Partners, L.P. for a purchase price of approximately $133 million in cash, subject to adjustment for working capital at close. The assets to be purchased include approximately 1,100 miles of interstate gas transmission pipelines along with approximately 15,000 horsepower of associated compression primarily serving end users in the Wichita and Kansas City markets.
“We are excited to have this opportunity to expand our existing asset base in the Mid-Continent area and look forward to working with KPC’s existing customers to better serve their needs and bring more value to these assets,” said, Jerry Cash, Quest’s Chairman & CEO. “We believe this acquisition will materially enhance the stability of our cash flow base while providing us with numerous growth opportunities.”
Quest Midstream Partners, L.P. has entered into a unit purchase agreement to sell 3,750,000 common units at a price of $20.00 per unit to a group of third party investors in a transaction led by Alerian Capital Management, LLC, for aggregate cash proceeds of approximately $75 million. The proceeds from this equity private placement, together with funds available under a new revolving credit facility being arranged by RBC Capital Markets, will fully fund the purchase price of the acquisition.
Subject to HSR approval, this acquisition is expected to close prior to November 30, 2007.
The common units have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Quest Resource Corporation
Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. Quest Resource is a fully integrated E&P company, operating more than 1,800 producing wells which produce into its controlled 1,800+ mile gathering pipeline system, owned by QMP, and utilizes its own fleet of completion equipment to meet its drilling and completion program. Quest Resource currently has more than 1,700 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.
Forward-Looking Statements
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the timing for the approval of the acquisition by governmental authorities, the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the Company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.